                      SECURITIES AND EXCHANGE COMMISSION
                                    FORM 8-K
                                 CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchanges Act of 1934



                         Date of Report August 4, 1998



                       TELEPORT COMMUNICATIONS GROUP INC.
             (Exact Name of Registrant as specified in its Charter)


Delaware                             0-20913            13-3173139
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(State or Other Jurisdiction of      (Commission        (IRS Employer
Incorporation)                       File Number)       Identification No.)


437 Ridge Road, Executive Building 3, Dayton, New Jersey         08810
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(Address of Principal Executive Offices)                      (Zip Code)


Registrant's Telephone Number, Including Area Code          (732) 392-2000
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Item 5 Other

TELEPORT COMMUNICATIONS GROUP INC. ANNOUNCES TENDER FOR AUGUST 4, 1998

     NEW YORK -- August 4, 1998 -- Teleport Communications Group Inc. (TCG), a wholly-owned subsidiary of AT&T, today offered to purchase any and all of its outstanding 9.875 percent Senior Notes due July 1, 2006 and 11.125 percent Senior Discount Notes due July 1, 2007 (together, the Securities).

     The tender offer commences today and will expire at 5 p.m. EDT, on August 10, 1998, unless extended.

     The price to be paid for the Securities purchased in the tender offer will, in each case, result from a yield to the earliest call of July 1, 2001, equal to a fixed spread of 12.5 basis points over the yield of the 5.625 percent U.S. Treasury Note due May 15, 2001, at the time a holder agrees to tender its Securities.

     TCG said that prior to today's announced tender offer, the holder of a majority of each issue of Securities consented to certain amendments to the Securities' indentures. These amendments will remove many of the restrictions placed on TCG under the terms of the indentures upon completion of the tender offer and execution of the appropriate documents.

     As previously announced, TCG elected to commence the accrual of cash interest on the Senior Discount Notes as of July 1, 1998, at which time the outstanding principal amount at maturity was reduced to the accreted value, which was $723 per $1,000 of original principal amount. Purchase prices for the Senior Discount Notes will be quoted as a percent of their reduced principal amount; however, amounts tendered must be specified in terms of their original principal amount.

     Salomon Smith Barney and J.P. Morgan Securities Inc. are acting as dealer managers for the tender offer.

     AT&T intends to fund the debt repurchase with available cash. Last week, AT&T completed an $11 billion stock purchase of TCG, giving the number-one U.S. long-distance telephone company a foothold in the business market for local telecommunications services.

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Securities. The tender offer is only made pursuant to the offering documents. Questions regarding the terms of the tender offer and requests for copies of the offering documents may be directed to the Liability Management Groups at Salomon Smith Barney on 800-558-3745 or J.P. Morgan Securities Inc. on 800-831-2035.
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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf of the undersigned, thereunto authorized.


                                  TELEPORT COMMUNICATIONS GROUP INC.



Dated: August 11, 1998               By:
                                         --------------------------------



                                     Name:    Maria Terranova-Evans
                                     Title:   Vice President and Controller